UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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TheStreet, Inc.

(Name of Registrant as Specified in its Charter)

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SUPPLEMENT TO PROXY STATEMENT DATED APRIL 29, 2016

Dear Fellow Shareholder,

With our annual meeting just a day away, I’d like to briefly update you on behalf of the Board on our upcoming vote and the ongoing conversations we have had with other shareholders.

We are fully committed to moving forward with our annual meeting on June 9; any postponement would result in further costs to the Company which would be inconsistent with our strategy of creating long-term value for all of our shareholders.

We strive to maintain an open and constructive dialogue with all of our shareholders, and as such, we spend a significant amount of time considering their input and feedback. To that end, we’ve engaged in multiple constructive discussions over the past three months with fellow shareholder Raging Capital. In addition, we’ve held approximately a dozen discussions with other significant shareholders including Spear Point Capital.

As previously noted publicly, we have launched a search process for a new independent director. We are currently evaluating two candidates put forth by our shareholders, including one proposed by Raging Capital, as part of the broader search process. We will carefully consider the input of all our shareholders as the nomination process moves forward.

We continue to focus on our business transformation process and look forward to updating you on our performance as well as next steps for the Company.

Sincerely,

Larry S. Kramer

Chairman and Interim President and Chief Executive Officer

June 8, 2016